Exhibit 10.6

PROMISSORY NOTE

August 12, 2014	Minneapolis, Minnesota

FOR VALUE RECEIVED, each of the undersigned, Talon Real Estate Holding Corp., a Utah corporation and Talon OP, LP, a Minnesota Limited Partnership, each having a principal address of 5500

Wayzata Blvd., Suite 1070, Minneapolis, MN, 55416 (collectively, the "Borrower" and all references thereto shall mean each, either and both of the Borrowers), on a joint and several basis, promises to pay to the order of Curtis G. Marks or his assigns ("Lender"), having a principal address of 11100 Wayzata Blvd., Suite 150, Minnetonka, MN, 55303, in immediately available funds, in lawful money of the United States of America, the principal sum of $500,000 together with interest on the unpaid principal balance hereof, from the date hereof until this Note is fully paid. at a rate of interest of 14.0% per annum (computed on the basis of a 365 day year for the actual number of days in any period for which such computation is made), compounded daily. Accrual of interest will commence on the date of this Note and will continue each day until this Note is fully paid. The unpaid principal balance and all accrued and unpaid interest will be paid in a single lump sum payment due on February 8, 2015 ("Maturity Date"). This Note is in addition to certain Promissory Notes between certain of the parties dated December 30, 2013 and March 7, 2014 (the "Prior Notes"). The Prior Notes are being paid off by Borrower on the date hereof; Lender shall have the right to deduct from the principal amount loaned hereunder all amounts owed under the Prior Notes.

Borrower may prepay the outstanding amount hereunder, in full or in part, at any time; provided however, in the event of any prepayment of any amount under this Note, in addition to the payment of the principal amount and all accrued interest owed as of such date, Borrower shall also pay to Lender an amount equal to all interest that would have been paid under this Note if no prepayment occurred and the Note went to the Maturity Date as a premium for such right of prepayment. Any partial prepayment will be applied first to accrued but unpaid interest, all other amounts due under this Note and then to principal.

The principal and all interest accrued thereon will become automatically due and payable without notice or demand if a petition is filed by or against Borrower under the United States Bankruptcy Code or similar state laws.

If Borrower fails to pay when due any principal, interest, or any other amount payable hereunder, then the entire outstanding principal balance shall (without notice or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon, and with interest computed thereon from and after that date at a rate of twenty one percent (21%) per annum, or the maximum lawful rate of interest which may be charged thereon by the Lender, whichever is less (the "Default Rate"), until the principal balance and all accrued interest thereon are paid in full.

No delay or other act or omission on the part of the holder in exercising any right or remedy hereunder will operate as a waiver of or preclude the exercise of such right or remedy or of any other remedy under this Note. No waiver by the holder hereof will be effective unless in writing signed by such holder. A waiver on any one occasion will not be construed as a waiver of any such right or remedy on any other occasion.

Until all obligations under this Note have been fulfilled by Borrower, Borrower shall not make any distributions, dividends or payments to any of their equity or securities holders with the exception of payments to preferred units of Talon OP, L.P.

Time is of the essence hereof. If one or more of the following events (each an "Event of

Default") shall have occurred:

(a)

Borrower shall fail to pay on a due date, any principal, interest or any other amount payable hereunder;

(b)

Borrower shall breach or fail to perform, observe, or keep any obligation, covenant, condition, or agreement that Borrower owes Lender, under this Note or any other agreement between Borrower or Lender;

(c)

Borrower or any entity owned (now or acquired or formed in the future), directly or indirectly by Borrower (collectively, the "Subsidiaries") shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

(d)

 an involuntary case or other proceeding shall be commenced against Borrower or any Subsidiary seeking Liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 45 days; or an order for relief shall be entered against Borrower or any Subsidiary under the Federal bankruptcy laws as now or hereafter in effect;

(e)

the entry of a judgment or issuance of a writ of attachment or injunction before or after the date of this Note against Borrower or any Subsidiary, or against any property of Borrower or any Subsidiary or the commencement of any proceedings supplementary to execution relating to any judgment against Borrower or any Subsidiary if such judgment, writ of attachment, injunction or supplementary proceedings is not stayed, satisfied, vacated, enjoined or bonded-off within ten (l 0) days from the entry, issuance or commencement thereof;

(f)

Borrower or any Subsidiary defaults under any of its agreements with any current or future lender;

(g)

Any act, occurrence, event or omission shall occur related to or impacting Borrower or any Subsidiary or their respective businesses that has or is likely to have a material adverse impact on Borrower's or any Subsidiary's business, operations, financial condition or prospects;

(h)

Borrower does not control each and all of the Subsidiaries; or

(i)

any of the following occur or an agreement is entered into to do any of the following: (i) the issuance, transfer or sale of a majority of the equity interests of Borrower or any Subsidiary; (ii) the sale of all or substantially all of the assets of Borrower or any Subsidiary; or (iii) a merger or other reorganization of Borrower or any Subsidiary;

then, and in every such Event of Default, the Lender may, without notice to Borrower, declare the Note (together with accrued interest thereon) immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. From and after the date of occurrence of any such Event of Default, interest shall accrue on the principal balance of this Note at the Default Rate until such principal balance, all accrued interest thereon and all other amounts due under this Note are paid in full.

Borrower hereby waives demand for payment, presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intention to accelerate maturity, notice of acceleration of maturity, all other notices as to this Note, diligence in collection as to each and every payment due hereunder, and all other requirements necessary to charge or hold Borrower to any obligation hereunder.

Borrower agrees to pay all costs and expenses of collection, including court costs and attorneys' fees (prior to trial, at trial and on appeal) incurred in collecting any amount owed under this Note, or in exercising or defending, or obtaining the right to exercise, the rights of Lender hereunder, whether suit be brought or not, in bankruptcy, insolvency, arrangement, reorganization and other debtor-relief proceedings, in probate, in other court proceedings, or otherwise, whether or not Lender prevails therein.

All rights and remedies of the Lender under the terms of this Note, the Mortgage and under any statutes, rules or laws shall be cumulative and may be exercised successively or concurrently. Borrower agrees that the Lender shall be entitled to all the rights of a holder in due course of negotiable instruments. Any provision of this Note which may be unenforceable or invalid under any applicable law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

This Note will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, and any instrument, agreement or document related thereto, and Borrower irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. Borrower irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

Borrower shall, within two business days after the date of this Note, reimburse Lender for all of

Lender's costs and expenses, including without limitation, legal fees and expenses, incurred by Lender in the negotiation and preparation of this Note and any other document related hereto.

This Note shall be binding upon Borrower, its permitted successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns except that Borrower may not transfer or assign any of its rights or obligations hereunder without prior written consent of the Lender. This Note may be assigned by the Lender without the consent of Borrower.

TALON OP, LP	TALON REAL ESTATE HOLDING CORP.

/s/ M.G. Kaminski	/s/ M.G. Kaminski
M.G. Kaminski	M.G. Kaminski
Chief Executive Officer